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                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


MIDWEST BANC HOLDINGS, INC.

         Midwest Bank and Trust Company

         Midwest Bank of Hinsdale

         Midwest Bank of McHenry County

         Midwest Bank of Western Illinois

                  Porter Insurance Agency, Inc.

         First Midwest Data Corp.

         MBHI Capital Trust I